Exhibit 10.2

Execution Version

AMENDMENT NO. 5 TO SLOT RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT NO. 5 TO SLOT RECEIVABLES PURCHASE AGREEMENT, dated as of March 21, 2014 (this “Amendment”), is entered into by and among: (a) Tenneco Automotive RSA Company, a Delaware corporation (“Seller”), (b) Tenneco Automotive Operating Company Inc., a Delaware corporation (“Tenneco Operating”), as initial Servicer (the “Servicer”, and together with Seller, the “Seller Parties”), (c) Wells Fargo Bank, National Association, a national banking association, individually (“Wells Fargo” and, together with its successors and permitted assigns, the “SLOT Purchaser”), and as agent for the SLOT Purchaser (in such capacity, together with its successors and assigns in such capacity, the “SLOT Agent”), and is consented to by JPMorgan Chase Bank, N.A., as First Lien Agent under the Intercreditor Agreement (as defined below) (in such capacity, together with its successors and assigns, the “First Lien Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Agreement (hereinafter defined).

PRELIMINARY STATEMENTS

The parties hereto are parties to that certain SLOT Receivables Purchase Agreement dated as of March 26, 2010 (as amended or otherwise modified from time to time, the “Agreement”). Seller, Servicer, the SLOT Agent, as Second Lien Agent, and the First Lien Agent are parties to that certain Intercreditor Agreement dated as of March 26, 2010 (as heretofore amended, the “Intercreditor Agreement”).

Subject to the terms and conditions hereof, the parties hereto agree to amend the Agreement as hereinafter set forth.

1. Defined Terms. Capitalized terms used herein and not otherwise defined shall have their meanings as attributed to such terms in the Agreement.

2. Amendments. Upon satisfaction of the conditions precedent set forth in Section 3 hereof, the Agreement is hereby amended as of the Effective Date as follows:

(a) Section 5.1(p) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(p) Not an Investment Company. Such Seller Party is not and, will not as a result of the transactions contemplated hereby be, required to register as an “investment company” under the Investment Company Act of 1940, as amended, without reliance on the exceptions contained in Sections 3(c)(1) or 3(c)(7) thereunder unless such Seller Party is entitled to the benefit of the exclusion for loan securitizations in the Volcker Rule under C.F.R. 75.10(c)(8).”

(b) A new Section 5.1(y) is hereby added to the Agreement which reads as follows:

“(y) Trading with the Enemy Act; United States Foreign Corrupt Practices Act; OFAC. (i) Such Seller Party is in compliance, in all material respects, with the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto. No part of the proceeds of the purchases, including without limitation, Incremental Purchases and Reinvestments, made hereunder will be used by such Seller Party or any of its Affiliates, directly or indirectly, for any payments to any governmental official or employee,

Amendment No. 5 to SLOT RPA

political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended;

(ii) Such Seller Party has implemented and maintains in effect policies and procedures designed to reasonably ensure compliance by such Seller Party and its Subsidiaries, directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Seller Party, its Subsidiaries and, to the knowledge of such Seller Party, such Seller Party’s directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) such Seller Party, its Subsidiaries or, to the knowledge of such Seller Party, any of such Seller Party’s directors, officers or employees, or (b) to the knowledge of such Seller Party, any agent of such Seller Party or any Subsidiary that will act in any capacity in connection with or benefit from the facility established hereby, is a Sanctioned Person. No Incremental Purchase, use of proceeds or other transaction by such Seller Party contemplated by this Agreement will, to such Seller Party’s knowledge, violate Anti-Corruption Laws or applicable Sanctions.”

(c) Section 7.1 of the Agreement is hereby amended by adding the following clause (m) immediately following clause (l) thereof:

“(m) Anti-Corruption Laws. Such Seller Party will maintain in effect and enforce policies and procedures designed to reasonably ensure compliance by such Seller Party and each of its Subsidiaries, directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.”

(d) Section 7.2 of the Agreement is hereby amended by adding the following clause (k) immediately following clause (j) thereof:

“(k) Anti-Corruption Laws. The Seller will not request any Incremental Purchase, and none of the Seller Parties shall use, and shall use commercially reasonable efforts to procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Incremental Purchase (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) to any Seller Party’s knowledge for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that, to the knowledge of any Seller Party, would result in the violation of any Sanctions applicable to any party hereto.”

(e) The first sentence of Section 10.1 of the Agreement is hereby amended by replacing the word “taxes” with the defined term “Taxes”.

(f) Section 10.1(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Excluded Taxes;”

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(g) The first sentence of Section 10.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“If any Regulatory Change, except for (a) changes in the rate of tax on the overall net income of the SLOT Purchaser or an Affected Entity or (b) taxes excluded by Section 10.1, (i) subjects the SLOT Purchaser or any Affected Entity to any charge or withholding on or with respect to this Agreement or the SLOT Purchaser’s or Affected Entity’s obligations under this Agreement or on or with respect to the Receivables or (ii) imposes, modifies or deems applicable any reserve, assessment, fee, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or liabilities of an Affected Entity or the SLOT Purchaser, or credit extended by an Affected Entity or the SLOT Purchaser pursuant to this Agreement or (iii) imposes any other condition affecting this Agreement and the result of any of the foregoing is to increase the cost to an Affected Entity or the SLOT Purchaser of performing its obligations under this Agreement, or to reduce the rate of return on an Affected Entity’s or the SLOT Purchaser’s capital as a consequence of its obligations under this Agreement, or to reduce the amount of any sum received or receivable by an Affected Entity or the SLOT Purchaser under this Agreement, or to require any payment calculated by reference to the amount of interests or loans held or interest received by it then, on the forty-fifth (45th) day after demand by the SLOT Agent, Seller shall pay to the SLOT Agent, for the benefit of the relevant Affected Entity or the SLOT Purchaser, such amounts charged to such Affected Entity or the SLOT Purchaser or such amounts to otherwise compensate such Affected Entity or the SLOT Purchaser for such increased cost or such reduction; provided that solely in the case of a Regulatory Change of the type described in clause (iii) of the definition thereof, Seller shall only be liable for amounts in respect of increased costs or reduced returns for the period of up to ninety (90) days prior to the date on which such demand was made.”

(h) The Agreement is hereby amended by adding the following Section 10.4 immediately following Section 10.3 thereof:

“Section 10.4 Taxes

(a) Any and all payments by or on account of any obligation of the Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Seller) requires the deduction or withholding of any Tax from any such payment by the Seller, then the Seller shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 10.4) the applicable Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Seller shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the written request of the applicable Indemnified Party timely reimburse it for the payment of, any Other Taxes.

(c) The Seller shall indemnify each Indemnified Party, on the first Monthly Payment Date which is at least 45 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 10.4) payable or paid by such Indemnified Party or required to be withheld or deducted from a payment to such Indemnified Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The SLOT Agent will

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promptly notify the Seller of any event of which it has knowledge, which will entitle any Indemnified Party to compensation pursuant to this Section 10.4; provided, however, that failure of any Indemnified Party to demand indemnification for any Taxes shall not constitute a waiver of such right to indemnification, except that the Seller shall not be required to indemnify an Indemnified Party for Taxes under this Section 10.4 unless such Indemnified Party notifies the Seller of such claim no later than 45 days after such Indemnified Party has knowledge of such Taxes being imposed or arising. Any notice claiming compensation under this Section 10.4 shall set forth in reasonable detail the additional amount or amounts to be paid to it hereunder and shall be conclusive in the absence of manifest error. Absent manifest error, the Seller shall be obligated to any claim for tax indemnity promptly upon receipt of such notice.

(d) Each Indemnified Party agrees that it will use reasonable efforts to reduce or eliminate any claim for indemnity pursuant to this Section 10.4, including, subject to applicable law, a change in the funding office of such Indemnified Party; provided, however, that nothing contained herein shall obligate any Indemnified Party to take any action that imposes on such Indemnified Party any material additional costs or imposes material legal or regulatory burdens, nor which, in such Indemnified Party’s reasonable opinion, would have a material adverse effect on its business, operations or financial condition.

(e) If any Indemnified Party receives a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.4 (including by the payment of additional amounts pursuant to this Section 10.4), it shall pay to the Seller an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Indemnified Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Seller, upon the request of such Indemnified Party, shall repay to such Indemnified Party the amount paid over pursuant to this clause (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Indemnified Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (e), in no event will the Indemnified Party be required to pay any amount to the Seller pursuant to this clause (e) the payment of which would place the Indemnified Party in a less favorable net after-Tax position than the Indemnified Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Indemnified Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Seller or any other Person.

(f) If the SLOT Purchaser is entitled to an exemption from or reduction of withholding or backup withholding tax (“Withholding Tax”) with respect to any payments under this Agreement, it shall deliver to the Seller and Servicer, prior to the Monthly Payment Date and as otherwise prescribed by applicable law, such valid, properly completed and duly executed forms, certificates, and documentation (including Internal Revenue Service Form W-8ECI, W-8BEN, W-8IMY, or W-9 or successor form of the foregoing) prescribed by applicable law or reasonably requested by Seller, Servicer or the SLOT Agent as will permit such payments to be made without or at a reduced rate of withholding. The SLOT Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the SLOT Agent or the Seller. The SLOT Purchaser agrees to hold the SLOT Agent and the Seller harmless from any Withholding Taxes relating to payments by the Seller to the SLOT Purchaser or the SLOT Agent.

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(g) If a payment made to the SLOT Purchaser, Servicer or SLOT Agent hereunder would be subject to U.S. federal Withholding Tax imposed by FATCA if the SLOT Purchaser, Servicer or SLOT Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Service Code, as applicable), the SLOT Purchaser, Servicer or the SLOT Agent shall deliver to the Seller at the time or times prescribed by law and at such time or times reasonably requested by the Seller, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Service Code) and such additional documentation reasonably requested by the Seller as may be necessary for the Seller to comply with its obligations under FATCA and to determine that the SLOT Purchaser, Servicer or SLOT Agent has complied with the SLOT Purchaser’s, Servicer’s or SLOT Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.”

(i) The following definitions appearing in Exhibit I to the Agreement are hereby amended and restated in their entireties to read, respectively, as follows:

“Adjusted Concentration Limit” means (a) for General Motors Company and its Affiliates at any time their Extra Special Concentration Limit remains in effect, 13.0% of the aggregate Outstanding Balance of all Non-Defaulted Receivables, (b) for Ford Motor Company and its Affiliates at any time their Extra Special Concentration Limit remains in effect, 20.0% of the aggregate Outstanding Balance of all Non-Defaulted Receivables, and (c) (i) at all other times for General Motors Company and its Affiliates, and Ford Motor Company and its Affiliates and (ii) for any other Obligor and its Affiliates at any time, 10.0% of the aggregate Outstanding Balance of all Eligible Receivables after subtracting the Pass Through Reserve, the Warranty Reserve, the Sales-Promotion Reserve and the Price Give Back Accrual.

“LMIR” means, for any day, the sum of (a) the three-month “Eurodollar Rate” for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page (or such other page as may replace Reuters Screen LIBOR01 Page), plus (b) the Applicable Margin.

“Sanctioned Person” means, at any time, (a) any Person listed in any publicly available Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“SLOT Termination Date” means March 20, 2015.

(j) Exhibit I to the Agreement is hereby amended by inserting the following new defined terms, in appropriate alphabetical order, therein:

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act and any similar foreign law, rule or regulation of any jurisdiction applicable to the Seller Parties or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Excluded Taxes” means (i) net income taxes, franchise taxes (imposed in lieu of net income taxes) and backup withholding taxes, in each case imposed on the SLOT Purchaser or the SLOT Agent as a result of a present or former connection between the SLOT Purchaser (including

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any applicable lending office or by virtue of principal office, organization or incorporation) or the SLOT Agent and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the SLOT Purchaser’s or the SLOT Agent’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement), (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (i) above, (iii) any Taxes that result from the SLOT Purchaser’s failure to comply with the requirements of Section 10.4(f), (iv) in the case of any non-U.S. SLOT Purchaser, any withholding Taxes that are imposed on amounts payable to such non-U.S. SLOT Purchaser pursuant to a law in effect at the time such non-U.S. SLOT Purchaser becomes a party to this Agreement or such non-U.S. SLOT Purchaser changes the applicable lending office with respect to this Agreement and (v) any Taxes under FATCA.

“FATCA” means Section 1471 through 1474 of the Code and any regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the IRS thereunder as a precondition to relief or exemption from taxes under such Sections, regulations and interpretations) any agreements entered into pursuant to section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Code.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Non-Defaulted Receivable” means a Receivable which remains unpaid for less than 91 days after the original due date for such payment.

“Other Connection Taxes” shall mean with respect to any Indemnified Party, Taxes imposed as a result of a present or former connection between such Indemnified Party and the jurisdiction imposing such Tax (other than connections arising from such Indemnified Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or assigned any portion of its SLOT Interests).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

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“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Taxes” means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

2. Representations and Warranties. In order to induce the SLOT Agent and the SLOT Purchaser to enter into this Amendment, each of the Seller Parties hereby represents and warrants to them as follows: (a) The execution and delivery by it of this Amendment and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder, are within its organizational powers and authority and have been duly authorized by all necessary organizational action on its part, (b) this Amendment has been duly executed and delivered by it, (c) each of its representations and warranties set forth in Article V of the Agreement is true and correct as of the date hereof in all material respects as though made on and as of such date, it being understood that the foregoing materiality qualifier shall not apply to any representation that itself contains a materiality threshold, and (d) as of the date hereof, no event has occurred and is continuing that would constitute a Amortization Event or a Potential Amortization Event.

3. Conditions Precedent. Effectiveness of this Amendment is subject to the prior or contemporaneous satisfaction of each of the following conditions precedent: (a) The SLOT Agent shall have received counterparts hereof, duly executed by each of the parties hereto and consented to by the First Lien Agent; (b) the SLOT Agent shall have received counterparts of, a fourth amended and restated Fee Letter, duly executed by each of the parties thereto; (c) the SLOT Agent’s counsel shall have received payment in full of its legal fees and disbursements; and (d) each of the representations and warranties contained in Section 2 of this Amendment shall be true and correct in all material respects, it being understood that the foregoing materiality qualifier shall not apply to any representation that itself contains a materiality threshold.

4. Miscellaneous.

4.1. CHOICE OF LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.

4.2. Integration; Binding Effect; Survival of Terms. This Amendment contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).

4.3. Counterparts; Severability. This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of a signature page to this Amendment.

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Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.4. Ratification. Except as expressly modified hereby, the Agreement is hereby ratified, approved and confirmed in all respects.

<Signature pages follow>

8	Amendment No. 5 to SLOT RPA

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers or attorneys-in-fact as of the date hereof.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Second Lien Agent

By:	/s/ MICHAEL J. LANDRY
Name:	Michael J. Landry
Title:	Vice President

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TENNECO AUTOMOTIVE RSA COMPANY, a Delaware corporation

By:	/s/ JOHN E. KUNZ
Name:	John E. Kunz
Title:	President and Treasurer

TENNECO AUTOMOTIVE OPERATING COMPANY INC., a Delaware corporation

By:	/s/ GARY SILHA
Name:	Gary Silha
Title:	Assistant Treasurer

By its signature below, the undersigned hereby consents to the terms of the foregoing Amendment, confirms that its Performance Undertaking remains unaltered and in full force and effect and hereby reaffirms, ratifies and confirms the terms and conditions of its Performance Undertaking:

TENNECO INC., a Delaware corporation

By:	/s/ JOHN E. KUNZ
Name:	John E. Kunz
Title:	Vice President, Treasurer and Tax

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ACKNOWLEDGED AND CONSENTED TO:

JPMORGAN CHASE BANK, N.A., as First Lien Agent

By:	/s/ JOHN KUHNS
Name:	John Kuhns
Title:	Executive Director

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